Exhibit 10.89

Gene Logic Inc.
2005 EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)

Eligibility for EICP: All Tier 1 executives to receive a full or pro rata (if hired by 9/30/2005) performance incentive. Tier 1 executives are those reporting directly to the Chief Executive Officer. Those in acting positions are not included in the EICP, but are included in the 2005 Incentive Compensation Plan for non-exempt employees other than Tier 1 (the “ICP”).

General Structure and Pool Funding:
If fully funded based on 100% attainment of business objectives and with no upsides added in, the EICP pool would be determined by: (a) multiplying the base salaries of each executive by the appropriate EICP target (each executive is "eligible" for a "certain EICP target" which is a percentage of their base salary); and (b) taking the aggregate amount in "a" and multiplying it by 80%).

The actual EICP pool will be funded based on how well each division does towards its targets. Gene Logic is organized into three divisions: Genomics, Gene Logic Labs, and DRS (Horizon). In general, each of the Genomics and Labs Divisions will have two basic targets - Revenue (or a suitable proxy for revenue, such as deal flow); and Operating profit. DRS will have separate goals.  Revenue will consist only of revenue that is recorded in the Gene Logic financial statements, and Earnings will be defined as Operating Profit (to eliminate the effects of taxes and interest).

EICP Pool Funding Based on BU Performance
EICP pool funding will be based on the performance of the three business units using the following percentages: 40% based on the performance of the Genomics business unit, 40% will be based on the Labs’ performance, and 20% based on DRS’s performance. Under this method calculations will be made for the individual business units to determine their "overall" performance between threshold and target (100%) as defined in detail below. These final results then will determine the payout for the Genomics, Labs and DRS components of the EICP. Upside would occur if the business units out-performed their targets as defined below. EICP targets are the same as in the ICP but EICP thresholds (below which no funding occurs) for Genomics and Labs are fixed at halfway between 2004 performance and the applicable target

Divisional Targets:

Genomics (GLG). Performance here funds 40% of the EICP pool.

Part 1: Revenue will make up 60% of the overall goal for Genomics. Contributions to the executive pool begin once the GLG revenue reaches the threshold and will be pro rated up to 100% payment for achieving the 2005 targeted amount. Should actual results exceed the 2005 target, additional compensation will be earned at the rate of 1% bonus for each 1% of the range of expected performance improvement contained in the regular Incentive Compensation Plan (ICP).
Part 2: An Operating Profit target will make up the remaining 40% of the total Genomics goal. Contributions to the executive pool begin once GLG’s operating profit reaches the threshold and will be pro rated up to 100% payment for achieving the 2005 target. Should actual results exceed the 2005 target, additional compensation will be earned at the rate of 1% bonus for each 1% of the range of expected performance improvement contained in the regular ICP.

Labs (GLL) Performance here funds 40% of the EICP pool.

Part 1: Revenue will make up 60% of the overall goal for Gene Logic Labs. Contributions to the executive pool begin once the GLL revenue reaches the threshold and will be pro rated up to 100% payment for achieving the 2005 targeted amount. Should actual results exceed the 2005 target, additional compensation will be earned at the rate of 1% bonus for each 1% of the range of expected performance improvement contained in the regular ICP.
Part 2: An Operating Profit target will make up the remaining 40% of the total Gene Logic Labs’ goal. Contributions to the executive pool begin once GLL’s operating profit reaches the threshold and will be pro rated up to 100% payment for achieving the 2005 target. Should actual results exceed the 2005 target, additional compensation will be earned at the rate of 1% bonus for each 1% of the range of expected performance improvement contained in the regular ICP.

DRS (Horizon) Performance here funds 20% of the EICP pool. Targets and thresholds are the same as those set in the ICP

Part 1: 30% of the DRS (Horizon) portion of the EICP is based on business development goals set forth in the ICP. The EICP pool payments would be as follows: threshold 15%, target 30%. Additional deals would payout in accordance with the ICP.

Part 2: 20% of the DRS (Horizon) portion of the EICP is based on certain research and development goals set forth in the ICP. The EICP pool payments would be as follows: 10% payment if threshold is achieved, 15% for between target and threshold and the full 20% if the target is achieved. Exceeding the target would pay out in accordance with the ICP.

Part 3: 20% of the DRS (Horizon) portion of the EICP is based on the certain research and development goals set forth in the ICP. Nothing would be paid out at threshold and 100% at target.

P/L Objectives: 30% of the DRS (Horizon) portion of the EICP is based on achieving the Profit/Loss target for DRS as set forth in the ICP. The payment is a binary decision (within budgeted P/L 30% payout / over budget, i.e., greater loss, zero pay out). There is no upside for this objective.

Personal Performance Factor (PPF): Each EICP executive’s performance in the 2005 EICP will be evaluated by the CEO, except that the CEO’s performance would be evaluated by the Compensation Committee of the Board. This evaluation will create a PPF for each executive. PPFs can range form zero to more than 100% and will be applied to the executive’s incentive compensation target potential. The application of the PPF will be done in a zero sum manner such that the EICP pool will not increase in the aggregate as a result of application of the PPF to each employee.

Payment: This is an annual plan (with no mid-year payout). Final results are expected to be presented to the Compensation Committee of Gene Logic’s Board of Directors at the regularly scheduled meeting in February of 2006. Payment could be expected shortly thereafter.

Extraordinary Items: As has been the case, the Board may, at its discretion, exclude the effects of extraordinary items in determining bonus payout.